GRANITE FALLS ENERGY, LLC
15045 HIGHWAY 23 SE • P.O. BOX 216 • GRANITE FALLS, MN • 56241-0216
PHONE: 320/564-3100 • FAX: 320/564-3190
December 20, 2006
Dear Member,
Granite Falls Energy, LLC (GFE) is a Limited Liability Company (LLC) taxed as a partnership which means it is a “flow-through” entity for federal and state income tax purposes. The company itself does not pay income tax at the company level, but the income or loss flows through to the individual owners of membership interests in proportion to their ownership interest. This will be reported to you on a K-1 form which we will mail to you as soon as possible, but not later than February 28, 2007. The portion of company income or loss reflected on your K-1 form must be reported on your personal individual income tax return.
Since we are aware that the income or loss reported to you could impact your tax planning and other financial decisions prior to year end and therefore we are providing this ESTIMATE of company taxable income for the fiscal year ending October 31, 2006. This ESTIMATE is not a guarantee of future results; it is only our prediction and involves numerous assumptions, risks and uncertainties*. Our actual results may differ.
Based on our preliminary financial results, we anticipate you may have approximately $425 per membership unit (full year owners) of taxable income reported to you on your 2006 K-1 form. To determine the amount of the taxable income from GFE, you will multiply the number of membership units you own times the above estimate.
For example: 10 units X $425 per membership unit = $4,250 taxable income from GFE
If you owned your membership units or a portion of them for less than the entire fiscal year, your share of company income or loss will be pro-rated to show the amount for the portion of our fiscal year that you owned the units. For example if you purchased units on October 1, 2006, you would use $35 per unit (1/12) for the number of units you owned for less than one year. Your K-1 will reflect any pro-ration based on a change in your unit ownership.
Your K-1 will also allocate to you your share of federal and state tax credits. We estimate this to be approximately $48 per unit.
We recommend you consult your tax advisor regarding this tax memo and any implications it may have on your individual tax and financial situation.
This ESTIMATE of taxable income allocation does NOT represent the amount of the cash distribution you can expect. We have debt repayment obligations, capital requirements, and loan covenants that limit the amount of cash that will be available for distribution to members.
Sincerely,
/s/ Stacie Schuler
Stacie Schuler
Chief Financial Officer
* This memo contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “will,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the following factors identified in our quarterly reports.
We are not under any duty to update the forward-looking statements contained in this memo. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward looking statements, which speak only as of the date of this memo. We qualify all of our forward-looking statements by these cautionary statements.